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                                                                    EXHIBIT 99.1


                                           [Citizens First Financial Corp. Logo]



Contact:
C. William Landefeld
President & Chief Executive Officer
Citizens First Financial Corp.
(309) 661-8700



FOR IMMEDIATE RELEASE


                         CITIZENS FIRST FINANCIAL CORP.
                     ANNOUNCES PRELIMINARY UNAUDITED RESULTS
                        AND ANNOUNCES DIVIDEND TO BE PAID


Bloomington, Illinois, February 4, 2000--Citizens First Financial Corp. (AMEX-CBK), the parent company of Citizens Savings Bank, F.S.B. (the "Bank") announces net income for the twelve months ended December 31, 1999 of $1,192,000, compared to net income of $2,014,000 for the twelve months ended December 31, 1998. The company had basic and diluted earnings per share of $0.61 and $0.58, respectively, for the twelve months ended December 31, 1999 compared to basic and diluted earnings per share of $0.90 and $0.84, respectively, for the twelve months ended December 31, 1998.

Net income decreased due to a loss on an equity investment, lower net loan sale gains and higher occupancy expense resulting from the accelerated depreciation of data processing equipment replaced in a computer conversion.

Net interest income was $10,049,000 for the twelve months ended December 31, 1999, compared to $9,459,000 for the twelve months ended December 31, 1998, an increase of $590,000 or 6.2%.

Other income decreased to $1,353,000 for the twelve months ended December 31, 1999, from $1,695,000 for the twelve months ended December 31, 1998, a decrease of $342,000 or 20.2%. The decrease was due to a $718,000 decrease in net gains on loan sales, offset by income in deposit service fees of $273,000.


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Other expenses were $8,790,000 for the twelve months ended December 31, 1999, compared to $7,426,000 for the twelve months ended December 31, 1998, an increase of $1,364,000 or 18.4%. Contributing to the increase were a loss on an equity investment and increased net occupancy and equipment expenses.

The Board of Directors of Citizens First Financial Corp. have declared a dividend of $0.05 per share to stockholders of record on February 14, 2000, payable on February 28, 2000.

The Bank currently has six offices in Central Illinois. A contract has been signed for the sale of a branch facility. The transaction should occur in the second quarter of 2000.


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                         CITIZENS FIRST FINANCIAL CORP.
                         SELECTED FINANCIAL INFORMATION
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)
                                   (UNAUDITED)


                                              12/31/99                 12/31/98
                                              --------                 --------

Total assets                                  $316,585                 $287,274
Cash and interest-bearing deposits             $13,176                  $18,338
Investment securities                           $5,805                   $7,735
Mortgage-backed securities                     $10,298                  $10,298
FHLB stock                                      $2,854                   $1,971
Loans                                         $268,567                 $238,130
Allowance for loan losses                       $1,679                   $1,256
Deposits                                      $220,237                 $208,097
FHLB borrowings                                $57,073                  $39,410
Equity capital                                 $34,251                  $36,020


Book value per common share                     $16.92                   $16.12



                                                          Year Ended
                                              12/31/99                 12/31/98
                                              --------                 --------

Interest income                                $12,856                  $21,134
Interest expense                               $11,807                  $11,675
Net interest income                            $10,049                   $9,459
Provision for loan losses                         $480                     $463
Non-interest income                             $1,353                   $1,695
Non-interest expense                            $8,790                   $7,426
Net income                                      $1,192                   $2,014


Earnings per share:
      Basic                                      $0.61                    $0.90
      Diluted                                    $0.58                    $0.84




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